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                                   Exhibit 4.1



                               CONTRACT AGREEMENT

This AGREEMENT shall be effective on this 16th day of November 2001 and is made between Istanbul, Inc.("Consultant") and Max Development, Inc. d/b/a Image World Media, Inc., a Colorado Corporation having offices at 15245 Shady Grove Road, Suite 400 Rockville, Maryland 20850 ("Client").

1.0      PREMISES

         WHEREAS, the Consultant has expertise in the area of business development, corporate strategy, joint ventures, media communications, mergers and acquisitions; and

         WHEREAS, having reviewed the Consultant's background and experience, the Client has made a determination as to the competency of Consultant to assist the Company with such matters;

         NOW THEREFORE, in consideration of the premises, covenants and conditions contained in this AGREEMENT, and intending to be legally bound, the parties mutually agree as follows:

2.0      AUTHORITY AND RESPONSIBILITY OF CONSULTANT

2.1 Gregg Davis will be the consultant of record and will perform the services listed in Section 2.2 below. No other individual will be substituted without the express written permission of the Client.

2.2 The Consultant will use his best efforts to assist with the following:

         a) Aiding in Client's corporate strategy and business planning, and arranging meetings when appropriate;

         b) Attending key meetings for Client for the purpose of business development;

         c) Providing assistance with regard to structuring of proposed mergers and acquisitions by Client;

         d) Liaising with Client's accountants and legal advisors when necessary to assist with Client's business development;

         e) All other services which the Consultant sees fit to render under this AGREEMENT; and

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         f)       Consultant shall not be responsible for any fundraising on behalf of Client, unless otherwise agreed to in writing by Consultant.

3.0      AUTHORITY AND DUTIES OF CLIENT.

3.1 Client shall provide Consultant with all necessary information about the company and will provide a representative to act as a liaison to the Consultant.

4.0      LEVEL OF EFFORT; TERM OF AGREEMENT

4.1 The term of this AGREEMENT is one year.

4.2 This AGREEMENT may be terminated by either party with 30 days written notice.

4.3 The Consultant will use his best efforts throughout the term of the AGREEMENT.

5.0      FEES AND TERMS OF SALE

5.1 Within 20 days of the signing of this AGREEMENT, the Consultant shall receive 300,000 shares of Common Stock of Max Development, Inc. To the extent that Form S-8 is available to register the Shares under the Securities Act of 1933, as amended, the Company will use its best efforts to register the issuance of such shares on Form S-8. In the event that the Company files an SB-2 or similar registration statement within one year of the closing, the Consultant will be provided "piggyback" registration rights with respect to any shares not already registered pursuant to Form S-8.

5.2 In addition, the Consultant shall receive reimbursement for all reasonable out-of-pocket expenses incurred as a result of performing the services described in Section 2.

5.3 Consultant shall return for cancellation any shares previously received in connection with its services to Image World Media, Inc.

6.0      PROPRIETARY INFORMATION

6.1 The Consultant agrees to safeguard confidential information of Client and will not disclose or permit the use or disclosure of any such information, except as authorized in advance by Client in writing. The Consultant further agrees to surrender all confidential data to Client either on request, cancellation, or termination of this AGREEMENT and will not retain copies, notes, or memoranda of such data. The obligations specified in this section shall be deemed to survive the termination of this AGREEMENT.

7.0      RELATIONSHIP OF PARTIES

7.1 This AGREEMENT does not create an employer-employee or agent-servant relationship between the parties. At all times under this AGREEMENT the Consultant shall be considered an independent contractor.


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7.2 Consultant shall not be responsible for any obligation or liability incurred or assumed by the Client or its employees, affiliates, representatives, agents, or subcontractors and the Client hereby indemnifies and holds Consultant harmless from any claim arising from the acts or omissions of such persons.

8.0      MODIFICATIONS; ENTIRE AGREEMENT

8.1 This writing contains the entire AGREEMENT of the parties. No representations were made or relied upon by any party other than those expressly set forth herein. No agent, employee, or representative of a party is empowered to alter or modify any of the terms in this AGREEMENT unless such modification is done in writing and signed by the signatories below, or other authorized representatives designated, in writing, by the respective parties. The parties specifically agree that this AGREEMENT supersedes and replaces any prior agreement between the parties, including but limited to, any agreement between the Consultant and Client's wholly owned subsidiary, Image World Media, Inc.

9.0      SEVERABILITY

9.1 Any provision of this AGREEMENT that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this AGREEMENT invalid, illegal, or unenforceable in any other jurisdiction.

10.0     WAIVERS

10.1 Any waiver by a party to any term or condition of this AGREEMENT by the other party shall not affect or impair the waiving party's right with respect to any subsequent act or omission of the same type, nor shall it be deemed to waive any other right under this AGREEMENT; nor shall any delay or omission of a party to exercise any right arising under this AGREEMENT affect or impair such party's rights as to the same or any future delay or omission; nor shall the failure of a party to this AGREEMENT to require or exact full and complete compliance with any one or more of the provisions of this AGREEMENT be construed as in any manner changing such provision or provisions.

11.0     AUTHORITY TO ACT

11.1 The parties hereto warrant and represent that they have the full power and authority to enter into this AGREEMENT and to consummate the transactions contemplated hereby and have been duly authorized to execute this AGREEMENT.

12.0     NOTICES

12.1 All notices, purchase orders, and other communications contemplated under this AGREEMENT shall be in writing and shall be either personally delivered, or transmitted by certified mail, facsimile transmission, wire, or other device reasonably calculated to effect delivery of documents within five (5) business days. Unless otherwise agreed to by all the parties, such notices, orders, and communications shall be sent, as appropriate, to the parties at the addresses noted below:

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If to Consultant:

Istanbul  Inc.
305 West 50th Street, Suite 2K
New York, NY 10019

Attn:    Gregg Davis

If to the Client:

Image World Media, Inc.
15245 Shady Grove Road, Suite 400
Rockville, Maryland 20850


13.0     CONROLLING LAW AND DISPUTE RESOLUTION

13.1 This AGREEMENT shall be interpreted, controlled, and enforced in accordance with the substantive laws of the State of Maryland.

13.2 Each party shall bear its own expenses in any litigation conducted under this section.

13.2 Any controversy or claim arising out of or relating to this AGREEMENT, or breach of this AGREEMENT is to be settled by arbitration in Rockville, Maryland in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There must be three arbitrators, one to be chosen directly by each party at will and the third arbitrator to be selected by the two arbitrators so chosen. Each party will pay the fees of the arbitrator he or she selects and his or her own attorneys, and the expenses of his or her witnesses and all other expenses connected with presenting his or her case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, will be borne equally by the parties.

14.0     TERMINATION

14.1 This AGREEMENT shall be deemed terminated upon the occurrence of any one or more of the following events:

     (a) A party commits a breach of one or more material terms and conditions of this AGREEMENT and the nonbreaching party elects to terminate this AGREEMENT;

     (b) In the Opinion of the Client, the Consultant fails to put forth a satisfactory level of effort in performing the duties described in Section 2.0;

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     (c) A party becomes insolvent, or subject to a petition in bankruptcy, or is placed under the control of a receiver, liquidator, or committee of creditors; or

     (d) Upon mutual consent of the parties.

14.2 Termination of this Agreement for any reason shall not effect the compensation to be paid to consultant pursuant to Section 5.

IN WITNESS WHEREFORE, the parties hereto have duly executed this Contract for Consulting Services.

Consultant

ISTANBUL INC.

BY: /s/ Gregg Davis
   --------------------------
Printed Name: Gregg Davis

MAX DEVELOPMENT INC.

BY: /s/ Mark Elenowitz
   --------------------------
Printed Name: Mark Elenowitz